[Letterhead of Gordon, Hughes & Banks, LLP]

November 7, 2008

Securities & Exchange Commission
100 F Street,  N.E.
Washington, DC  20549

Re:                      PetroHunter Energy Corporation

Dear Commission:

We have read the statements of PetroHunter Energy Corporation, included under Item 4.01 of Form 8-K, with respect to this firm’s resignation as the registered independent accounting firm of PetroHunter Energy Corporation that occurred on November 3, 2008.  We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

/s/Gordon, Hughes & Banks, LLP

Gordon, Hughes & Banks, LLP